Exhibit 3.2

AMENDMENT TO

THE BYLAWS

OF

CELSIUS HOLDINGS, INC.

(A NEVADA CORPORATION)

This Amendment (the “Amendment”) is effective as of July 29, 2022, and amends the Bylaws of Celsius Holdings, Inc., a Nevada corporation.

AMENDMENT

The first sentence of Article Three, Section 2 of the Bylaws is hereby amended so that, as amended, it shall read in its entirety as follows:

“The number of directors of the Corporation shall be nine.”

SECRETARY’S CERTIFICATE OF ADOPTION OF
AMENDMENT TO THE BYLAWS OF CELSIUS HOLDINGS, INC.

I hereby certify:

That the foregoing Amendment to the Bylaws of Celsius Holdings, Inc. was duly adopted and approved by the Board of Directors of said corporation at a meeting held on July 28, 2022.

IN WITNESS WHEREOF, I have hereunder subscribed my name this 29th day of July, 2022.

/s/ Marcus Sandifer
Marcus Sandifer, Corporate Secretary